Exhibit 10.1
EXECUTIVE RETENTION AGREEMENT
THIS EXECUTIVE RETENTION AGREEMENT (the “Agreement”) is entered into by and between Wright Express Corporation (“WEX” or the “Company”) and David Maxsimic (the “Executive”);
WHEREAS, the Executive has expressed concern regarding the effect of a potential “Without Cause Termination” or “Constructive Discharge” in the future as such terms are defined in his Employment Agreement effective as of October 28, 2005 (the “Employment Agreement”); and
WHEREAS, the Company desires to retain the Executive who is amongst its key personnel and to eliminate any distraction or concern of the Executive as well as to obtain enhanced protection against the Executive competing against the Company.
NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ and agreeing not to compete and not competing against the Company as set forth herein, the Parties agree as follows:
1.	Executive Acknowledgement. The Executive acknowledges that no action taken by the Company, nor any planned action communicated to the Executive by the Company through the date of execution of this Agreement constitutes or shall constitute a Constructive Discharge as defined in the Employment Agreement.
2.	Employment Agreement. The Employment Agreement remains in full force and effect except as specifically modified by this Agreement. In particular, the terms, “Constructive Discharge”, “Without Cause Termination” and “Termination for Cause” as used in this Agreement shall continue to be defined as set forth in the Employment Agreement.
3.	May 2011 RSU Grant. Provided that the Executive remains employed by the Company until the beginning of the Company’s next “open trading window” under the Company’s insider trading policy (expected to begin on or about May 6, 2011), and subject to approval of the Board of Directors of the Company (or a committee thereof), the Company shall grant to the Executive a restricted stock unit award with respect to a number of shares of Company common stock, par value $0.01 per share (the “Common Stock”) equal to $100,000 divided by the closing price of the Common Stock on the New York Stock Exchange on the date of grant (the “May 2011 RSU Award”). The May 2011 RSU Award shall be granted under the Company’s 2010 Equity and Incentive Plan (the “2010 Plan”) and shall be subject to the terms and conditions set forth in the 2010 Plan, the applicable restricted stock unit agreement and the provisions of this Agreement. The May 2011 RSU Award shall vest on the one year anniversary of the date of grant of such award provided that the Executive remains employed by the Company on such date.
4.	Termination Without Cause or Resignation For Constructive Discharge Prior to March 10, 2012. If there shall be a Without Cause Termination or a Constructive Discharge of the Executive on or before March 10, 2012, then the Executive shall be deemed to have remained employed with the Company through March 10, 2012 solely for the purposes of this Section 4 of this Agreement and the relevant equity award agreements, with the following consequences and subject to Section 6 of this Agreement:
i. 2009 NSO. The nonstatutory stock option granted to the Executive by the Company on March 5, 2009 with respect to a total of 28,846 shares of Common Stock (the “2009 NSO”) shall vest with respect to 9,635 shares of Common Stock as of the date of such Without Cause Termination or Constructive Discharge. The 2009 NSO shall in all other respects remain subject to the terms of the applicable nonstatutory stock option agreement representing such option including that such option shall remain exercisable for three months following the date of any Constructive Discharge or Without Cause Termination.
ii. 2009 RSU. The restricted stock unit award granted to the Executive by the Company on March 5, 2009 with respect to a total of 12,132 shares of Common Stock (the “2009 RSU”) shall vest with respect to 4,053 shares of Common Stock on March 5, 2012 (the “2009 RSU /2012 Vesting Date”) and such shares shall be delivered to the Executive on the 2009 RSU /2012 Vesting Date, subject to this Section 4. The 2009 RSU shall in all other respects remain subject to the terms of the applicable restricted stock unit agreement representing such award, including that upon the 2009 RSU /2012 Vesting Date, the Company shall withhold from the shares of Common Stock that would otherwise be delivered to Executive a number of shares having a value equal to Executive’s tax withholding obligations with respect to the vesting of the award.
iii. 2010 RSU. The restricted stock unit award granted to the Executive by the Company on March 3, 2010 with respect to a total of 6,250 shares of Common Stock (the “2010 RSU”) shall vest with respect to 2,081 shares of Common Stock on March 3, 2012 (the “2010 RSU /2012 Vesting Date”) and such shares shall be delivered to the Executive on the 2010 RSU /2012 Vesting Date, subject to this Section 4. The 2010 RSU shall in all other respects remain subject to the terms of the applicable restricted stock unit agreement representing such award, including that upon the 2010 RSU /2012 Vesting Date, the Company shall withhold from the shares of Common Stock that would otherwise be delivered to Executive a number of shares having a value equal to Executive’s tax withholding obligations with respect to the vesting of the award.
iv. 2011 RSU. The restricted stock unit award granted to the Executive by the Company on March 10, 2011 with respect to a total of 2,640 shares of Common Stock (the “2011 RSU”) shall vest with respect to 879 shares of Common Stock on March 10, 2012 (the “2011 RSU /2012 Vesting Date”) and such shares shall be delivered to the Executive on the 2011 RSU /2012 Vesting Date, subject to this Section 4. The 2011 RSU shall in all other respects remain subject to the terms of the applicable restricted stock unit agreement representing such award, including that upon the 2011 RSU /2012 Vesting Date, the Company shall withhold from the shares of Common Stock that would otherwise be delivered to Executive a number of shares having a value equal to Executive’s tax withholding obligations with respect to the vesting of the award.
v. 2011 PSU. The performance-based restricted stock unit award granted to the Executive by the Company on March 10, 2011 with respect to a total of 3,960 shares of Common Stock (the “2011 PSU”) shall vest with respect to time-based vesting conditions with respect to 1,319 shares of Common Stock on March 10, 2012 (the “2011 PSU /2012 Vesting Date”) and such shares shall be delivered to the Executive on the 2011 PSU /2012 Vesting Date, subject to this Section 4; provided, however, that the number of shares of Common Stock to be delivered to the Executive will be based on the actual level of achievement of the performance goals set forth in the award agreement for the 2011 PSU and therefore may be less than 1,319 shares of Common Stock. The 2011 PSU shall in all other respects remain subject to the terms of the applicable restricted stock unit agreement representing such award, including that upon the 2011 PSU /2012 Vesting Date, the Company shall withhold from the shares of Common Stock that would otherwise be delivered to Executive a number of shares having a value equal to Executive’s tax withholding obligations with respect to the vesting of the award.
vi. Escrow. Notwithstanding the foregoing, fifty percent (50%) of the number of shares of Common Stock that otherwise would be delivered to the Executive after satisfaction of his tax withholding obligations on the applicable 2012 Vesting Dates with respect to each of the 2009 RSU, the 2010 RSU, the 2011 RSU and the 2011 PSU shall be deposited in escrow with the Company through and until the end of the Restricted Period (defined below) and shall be forfeited back to the Company for no consideration if the Executive violates the provisions of Section 6 of this Agreement.
vii. Other. For the avoidance of doubt, (a) if this Section 4 shall be applicable, then Section 5 of this Agreement shall not be applicable; and (b) if Executive shall remain employed through and until March 10, 2012, then this Section 4 shall not be applicable, including, for the avoidance of doubt, the escrow provisions set forth in paragraph (vi) above.
5.	Termination Without Cause or Resignation For Constructive Discharge On or After March 10, 2012 But Prior to March 10, 2013 If there shall be a Without Cause Termination or a Constructive Discharge of the Executive after March 10, 2012 and on or before March 10, 2013, then the Executive shall be deemed to have remained employed with the Company through March 10, 2013 solely for the purposes of this Section 5 of this Agreement and the relevant equity award agreements, with the following consequences and subject to Section 6 of this Agreement:
i. 2010 RSU. The 2010 RSU shall vest with respect to 2,088 shares of Common Stock on March 3, 2013 (the “2010 RSU /2013 Vesting Date”) and such shares shall be delivered to the Executive on the 2010 RSU /2013 Vesting Date, subject to this Section 5. The 2010 RSU shall in all other respects remain subject to the terms of the applicable restricted stock unit agreement representing such award, including that upon the 2010 RSU /2013 Vesting Date, the Company shall withhold from the shares of Common Stock that would otherwise be delivered to Executive a number of shares having a value equal to Executive’s tax withholding obligations with respect to the vesting of the award.
ii. 2010 PSU. The performance-based restricted stock unit award granted to the Executive by the Company on March 3, 2010 with respect to a total of 9,375 shares of Common Stock (the “2010 PSU”) shall vest with respect to time-based vesting conditions with respect to 9,375 shares of Common Stock on March 3, 2013 (the “2010 PSU /2013 Vesting Date”) and such shares shall be delivered to the Executive on the 2010 PSU /2013 Vesting Date, subject to this Section 5; provided, however, that the number of shares of Common Stock to be delivered to the Executive will be based on the actual level of achievement of the performance goals set forth in the award agreement for the 2010 PSU and therefore may be less than 9,375 shares of Common Stock. The 2010 PSU shall in all other respects remain subject to the terms of the applicable restricted stock unit agreement representing such award, including that upon the 2010 PSU /2013 Vesting Date, the Company shall withhold from the shares of Common Stock that would otherwise be delivered to Executive a number of shares having a value equal to Executive’s tax withholding obligations with respect to the vesting of the award.
iii. 2011 RSU. The 2011 RSU shall vest with respect to 879 shares of Common Stock on March 10, 2013 (the “2011 RSU /2013 Vesting Date”) and such shares shall be delivered to the Executive on the 2011 RSU/ 2013 Vesting Date, subject to this Section 5. The 2011 RSU shall in all other respects remain subject to the terms of the applicable restricted stock unit agreement representing such award, including that upon the 2011 RSU /2013 Vesting Date, the Company shall withhold from the shares of Common Stock that would otherwise be delivered to Executive a number of shares having a value equal to Executive’s tax withholding obligations with respect to the vesting of the award.
iv. 2011 PSU. The 2011 PSU shall vest with respect to time-based vesting conditions with respect to 1,319 shares of Common Stock on March 10, 2013 (the “2011 PSU /2013 Vesting Date”) and such shares shall be delivered to the Executive on the 2011 PSU /2013 Vesting Date, subject to this Section 5; provided, however, that the number of shares of Common Stock to be delivered to the Executive will be based on the actual level of achievement of the performance goals set forth in the award agreement for the 2011 PSU and therefore may be less than 1,319 shares of Common Stock. The 2011 PSU shall in all other respects remain subject to the terms of the applicable restricted stock unit agreement representing such award, including that upon the 2011 PSU /2013 Vesting Date, the Company shall withhold from the shares of Common Stock that would otherwise be delivered to Executive a number of shares having a value equal to Executive’s tax withholding obligations with respect to the vesting of the award.

v. Escrow. Notwithstanding the foregoing, fifty percent (50%) of the number of shares of Common Stock that otherwise would be delivered to the Executive after satisfaction of his tax withholding obligations on the applicable 2013 Vesting Dates with respect to each of the 2010 RSU, the 2010 PSU, the 2011 RSU and the 2011 PSU shall be deposited in escrow with the Company through and until the end of the Restricted Period and shall be forfeited back to the Company for no consideration if the Executive violates the provisions of Section 6 of this Agreement.
vi. Other. For the avoidance of doubt, (a) if this Section 5 shall be applicable, then Section 4 of this Agreement shall not be applicable and (b) if Executive shall remain employed through and until March 10, 2013, then this Section 5 shall not be applicable, including, for the avoidance of doubt, the escrow provisions set forth in paragraph (v) above.
6.	Non-Competition and Non-Solicitation. Section IX.C of the Employment Agreement is superseded by this Section.
Restrictions.
i. During the Period of Employment and for (x) two (2) years following the Executive’s termination of employment for any reason if the termination occurs on or before March 10, 2013 or if the termination of employment occurs after March 10, 2013 in the case of a Change in Control as set forth in Sections VIII.B and IX.C of the Employment Agreement, or (y) one (year) following the Executive’s termination of employment for any reason if the termination occurs after March 10, 2013 and provided there has been no Change in Control as set forth in Sections VIII.B and IX.C of the Employment Agreement, (collectively, the “Restricted Period”), the Executive will not knowingly use his status with WEX or any of its affiliates to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to WEX or any of its affiliates.
ii. During the Restricted Period, the Executive will not make any statements or perform any acts intended or reasonably calculated to advance the interest of any existing or prospective Competing Enterprise or in any way to injure the interests of or disparage WEX or any of its affiliates. The Executive’s non-disparagement obligation includes that he shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of WEX regarding WEX or any of its directors, officers, employees, agents or representatives or about WEX’s business affairs and financial condition. WEX will instruct Michael Dubyak and Melissa Smith or their successors, if any, not to make any statements or perform any acts to disparage the Executive for a period of two years after the termination of the Executive’s term of employment.

iii. During the Restricted Period, the Executive, without prior express written approval by the Chief Executive Officer of WEX, will not become employed by, render services to, as a consultant, independent contractor or otherwise, or directly or indirectly (whether for compensation or otherwise) own or hold a proprietary interest in, manage, operate, or control, or join or participate in the ownership, management, operation or control of, or furnish any capital to or be connected in any manner with, any Competing Enterprise.
iv. For purposes of this Section, a “Competing Enterprise” means any entity, organization or person engaged, or planning to become engaged, in substantially the same or similar business to that being conducted or actively and specifically planned to be conducted within the Restricted Period by WEX or its subsidiaries or affiliates, owned or controlled. It includes, without limitation: (i) the business of developing, managing, operating, marketing, processing, financing, or otherwise being involved in providing any products or services for the benefit of or use by commercial vehicle or aviation fleets through charge cards, credit cards, procurement cards or any other form of payment services or electronic commerce; (ii) the sale, distribution or publication of petroleum product pricing or management information or other products or services currently sold or contemplated to be sold by WEX or any of its owned or controlled subsidiaries, (iii) the business of developing, managing, operating, marketing, processing, financing, or otherwise being involved in providing commercial travel, entertainment and purchasing credit cards; and (iv) the following list of specific competitors which is not meant to be all inclusive: Fleetcor, Comdata, Voyager, Fleet One, EFS, T-Check, The Roady’s business of Sky Capital Group, Over the Road or Heavy Truck Card Programs including but not limited to, any Visa, Amex or MasterCard fleet card issuer, payroll cards, issuers of purchasing cards and single use ghost account products offered by MasterCard, Amex, Visa, or any bank, issuers or program managers of prepaid card programs that compete directly with Wright Express. The restrictions in this Section shall not be construed to prevent the Executive from working for a business entity that does not compete with WEX or its subsidiaries simply because the entity is affiliated with a Competing Enterprise, so long as the entity is operationally separate and distinct from the Competing Enterprise, the Executive’s job responsibilities at that entity are unrelated to the Competing Enterprise and the Executive’s work interactions will not compromise the Company’s Confidential Information. The parties agree that the geographic scope of this Section 6.iv. shall extend throughout North America.
v. During the Restricted Period, the Executive, without express prior written approval from the Chief Executive Officer, will not, either alone or in association with others, solicit any then-current clients, customers or private label, cobrand or similar strategic partners of WEX or any of its affiliates. In addition, during the Restricted Period, the Executive, without express prior written approval from the Chief Executive Officer, will not discuss with any employee of WEX or any of its affiliates information related to the operation or potential operation of any Competing Enterprise.

vi. During the Restricted Period, the Executive will not, either alone or in association with others, interfere with the employees or affairs of WEX or any of its affiliates or solicit or induce any person who is an employee of WEX or any of its affiliates to terminate any relationship such person may have with WEX or any of its affiliates. In addition, neither the Executive nor any entity he controls or person he employs shall, during such period, directly or indirectly engage, employ or compensate any employee of WEX or any of its affiliates. The Executive hereby represents and warrants that the Executive has not entered into any agreement, understanding or arrangement with any employee of WEX or any of its affiliates pertaining to any business in which the Executive has participated or plans to participate, or to the employment, engagement or compensation of any such employee.
vii. For the purposes of this Agreement, the following terms shall have the meanings indicated. “Proprietary interest” means legal or equitable ownership, whether through stock holding or otherwise, of: (a) an equity interest in a business, firm or entity or (b) ownership of more than 1% of any class of equity interest in a publicly-held company. “Affiliate” will include, without limitation, all subsidiaries of WEX, whether now existing or later acquired, created, formed or merged into WEX or controlled by, under common control with or controlling of WEX.
viii. The Executive agrees that the restrictions contained in this Section are an essential element of the compensation the Executive is granted hereunder and but for the Executive’s agreement to comply with such restrictions, WEX would not have entered into this Agreement.
ix. If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
x. The Executive acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Agreement will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief without posting a bond.
xi. In order to determine the Executive’s compliance with his obligations under this Section, the Executive agrees that during the Restricted Period, he will give notice to the Company of each new business activity he plans to undertake, at least (10) business days prior to beginning any such activity. The notice shall state the name and address of the individual, corporation, association or other entity or organization (“Entity”) for whom such activity is undertaken and the nature of the Executive’s business relationship or position with the Entity. The Executive further agrees to provide the Company with other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with his obligations under this Agreement. The Executive agrees to provide a copy of this Agreement to any person and Entity with whom the Executive seeks to be hired or render services or do business before accepting employment or engagement with any of them.
xii. It is a condition to the vesting of the NSOs, PSUs and RSUs set forth in Sections 3, 4 and 5 on the dates set forth therein that the Executive is then and has been in compliance with all of the Restrictions in this Section and the confidentiality obligations in Section IX.B of the Employment Agreement.
xiii. If the Executive violates any of the provisions of this Section, the Executive shall continue to be held by the Restrictions set forth in this Section, until a period equal to the Restricted Period has expired without any violation.
7.	Release. The obligation of the Company to provide for continued equity vesting of NSOs, RSUs and PSUs upon Constructive Discharge or Without Cause Termination as set forth in Sections 4 and 5 is conditioned upon the Executive signing a release of claims and not revoking it within the time period specified in the release, in a form provided by the Company and within such period of time as the Company may specify on or following the date of termination of employment (but in any event before the applicable Vesting Date with respect to such equity award).
8.	Not An Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment and does not imply that the Company will continue the Executive’s employment for any period of time.
9.	No Conflict. The Executive represents that the execution and performance by him of this Agreement does not and will not conflict with or breach the terms of any other agreement by which the Executive is bound.
10.	Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the Executive and the Company relating to the subject matter of this Agreement except those set forth in the Employment Agreement that are not otherwise modified or amended by this Agreement. This Agreement may not modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Executive and the Company. This Agreement incorporates by reference the Employment Agreement and relevant equity agreements, except as modified herein.
11.	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect or impair the validity or enforceability of any other provision of this Agreement.

12.	Waiver. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.
13.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which or into which the Company may be merged or which may succeed to all or substantially all of its assets or business, provided however that the obligations of the Executive are personal and shall not be assigned by the Executive.
14.	Governing Law, Forum, Jurisdiction and Disputes. This Agreement shall be governed by and construed as a sealed instrument under and in accordance with the laws of the State of Maine without regard to conflict of laws provisions. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under Section 6 of this Agreement shall be commenced only in a court of the State of Maine (or, if appropriate, a federal court located within the State of Maine), and the Company and the Executive each consents to the jurisdiction of such a court. In the event of any other dispute with respect to this Agreement, the Arbitration provisions of Section XVII of the Employment Agreement shall apply. In the event that any such dispute has not been resolved (i) prior to date that the 2009 NSO would otherwise vest pursuant to Section 4(i) of this Agreement, then such option shall not vest or be exercisable unless and until such dispute is resolved in favor of the Executive, in which event the 2009 NSO shall be exercisable for three months following such resolution favorable to the Executive; provided, however that in no event shall the 2009 NSO be exercisable later than the Expiration Date of such option as set forth in the option agreement; and (ii) prior to the applicable Vesting Dates of the RSUs and PSUs set forth in Sections 4 and 5, then no shares of Common Stock shall be delivered to the Executive on the Applicable Vesting Date and instead such shares shall only be delivered to the Executive in the event that Executive prevails in such dispute and upon such delivery, the escrow provisions of Section 4(vi) or 5(v) shall apply.
15.	Section 409A. It is the intention of the Company and the Executive that this Agreement comply with or be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). In particular, it is the intention of the Company and the Executive that the shares of Common Stock to be delivered with respect to the RSUs and PSUs shall be delivered no later than the later of (i) two and a half months after the end of the Company’s tax year in which the substantial risk of forfeiture with respect to such Common Stock lapses and (ii) two and a half months after the end of the Executive’s tax year in which the substantial risk of forfeiture with respect to such Common Stock lapses, in each case in accordance with Treasury Regulation Section 1.409A-1(b)(4). Anything in this Agreement to the contrary notwithstanding, the terms of the Agreement shall be interpreted and applied in a manner consistent with the requirements of Section 409A so as not to subject Executive to the payment of any tax or interest which may be imposed under such Section, and the Company shall have no right to accelerate, defer or make any payment under this Agreement to the extent that such action would subject Executive to the payment of any tax or interest under such Section. If all or a portion of the payments provided under this Agreement constitute taxable income to Executive for any taxable year that is prior to the taxable year in which such payments are to be paid to Executive, as a result of the Agreement’s failure to be exempt from or compliant with the requirements of Section 409A, the applicable payment shall be paid immediately to the Executive to the extent such payment is required to be included in income.
16.	Reliance. The Executive is relying solely on the advice of his tax, financial and other advisors with respect to the consequences to Executive of this Agreement.
17.	Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
[SIGNATURE PAGE TO FOLLOW]

     THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.
     WITNESS our hands and seals:

Wright Express Corporation
Date: 4/6/11	By:	/s/ Michael E. Dubyak
Michael E. Dubyak, Pres/CEO (print name and title)

David Maxsimic
Date: 4/6/11	/s/ David Maxsimic
(Signature)

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